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Exhibit 99.1

For Immediate Release                               May 15, 2000



                        CENTRAL COAST BANCORP

PRESS RELEASE                           Contact: Robert Stanberry
                                                 Chief Financial Officer
For Immediate Release                            (831) 422-6642


                CENTRAL COAST BANCORP ANNOUNCES STOCK
                -------------------------------------
                         REPURCHASE PROGRAM
                         ------------------



Salinas, California - May 15, 2000. Nick Ventimiglia, Chairman, President and CEO of Central Coast Bancorp (Nasdaq: CCBN) today announced that the board of directors has authorized a stock repurchase program for up to five percent of the Company's outstanding shares. This is a new program instituted following completion today of the previous five percent repurchase program announced in October 1998.

The repurchases will be made from time to time by the Company in the open market or in block purchases in compliance with Securities and Exchange Commission (SEC) rules. Based on the current outstanding shares, up to approximately 348,000 shares may be repurchased. The program will begin immediately.

Ventimiglia stated: "Repurchase of Central Coast Bancorp's stock provides value for our shareholders in that it enhances per share earnings and improves the return on equity of the Company."

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, serves Monterey County and nearby areas with offices located in Salinas, North Salinas, Monterey, Seaside, Marina, Castroville, Gonzales and King City. The Bank has recently received regulatory approval to open a branch office in Watsonville, Santa Cruz County. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout Monterey County and the California Central Coast area.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Changes to such risks and uncertainties, which could impact future financial performance, include, among others; (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in the operating market areas of the Company and the Banks; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets.




             301 Main Street, Salinas, California 93901